MOVIE GALLERY REPORTS SAME-STORE REVENUES
FOR THE THIRD QUARTER OF 2005

Movie Gallery and Hollywood Video Stores Continue to Outperform Industry Despite Challenging Market Conditions

DOTHAN, Ala., October 11, 2005 -- Movie Gallery, Inc. (NASDAQ: MOVI), the nation's second largest video retailer, today announced a 9.0% decrease in same-store revenues for the third quarter of 2005. This compares favorably to the overall industry's performance, which was down approximately 11.7% according to Rentrak estimates.

The following table is a summary breakdown of the Company's same-store revenues for the quarter:

                           Movie          Hollywood          Total
                          Gallery       Entertainment       Company
                         ---------     ---------------     ---------
         Rental           -10.8%           -10.1%            -10.3%

         Sell-through       2.5%            -3.0%             -2.2%

         Total             -9.8%            -8.6%             -9.0%


"We continue to believe that we have either increased or maintained our market share -- even in the urban markets where we compete head-to-head with some of the more aggressive competitors," said Joe Malugen, Chairman, President and Chief Executive Officer. "Having said that, industry conditions remain challenging due to the weak recent home video release schedule, the maturation of both the DVD life-cycle and current game platforms, and the overabundance of DVD titles -- including television shows and re-releases -- now on the market. Despite these challenges, some of 2005's highest grossing movies are due for home video release in the fourth quarter and we believe Movie Gallery is well-positioned for success as titles improve. With the integration of Hollywood Entertainment ahead of schedule, we remain confident in the combined Company's long-term prospects."

The Company intends to release final financial results for the third quarter of 2005 on or about November 10, 2005.

About Movie Gallery
Movie Gallery is the second largest North American video rental company with annual revenue of approximately $2.6 billion and nearly 4,800 stores located in all 50 U.S. states, Mexico and Canada. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Forward-Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 2, 2005. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors, (i) same-store revenues are less than projected; (ii) the availability of new movie releases priced for sale negatively impacts consumers' desire to rent movies; (iii) the number of new store openings during the year is less than expected; (iv) unforeseen issues with the continued integration of the Hollywood Entertainment business; (v) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (vi) consumer demand for movies and games is less than expected; (vii) the availability of movies and games is less than expected, including as a result of changes in movie studios' distribution policies; (viii) competitive pressures, including technological advances, are greater than anticipated; (ix) the Company expands its investment in existing strategic initiatives for alternative delivery of media content or chooses to invest in significant new strategic initiatives, (x) the effects of Hurricane Katrina and other hurricanes are greater than expected on the Company's overall operations or (xi) video game hardware and software manufacturers fail to introduce new products. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Financial - Thomas D. Johnson Jr. @ Movie Gallery, Inc. (503) 570-1950 or
Media - Andrew B. Siegel @ 	Joele Frank, Wilkinson Brimmer Katcher (212) 335-
4449, ext. 127

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